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Email: investor@furmanite.com

Furmanite Acquires

ENGlobal’s Gulf Coast Operations

HOUSTON, TEXAS (September 3rd, 2013) – Furmanite Corporation (NYSE: FRM), today announced that it has completed the acquisition of certain professional service assets of ENGlobal Corporation’s (NASDAQ: ENG) Gulf Coast Operations. The completion of the transaction follows Furmanite’s July 16th announcement that it had entered into an agreement to acquire certain assets of the business.

In conjunction with the closing of the transaction, approximately 900 full-time professionals have transitioned to Furmanite Technical Solutions (“FTS”), a newly created division of Furmanite America, Inc. Operating as a “sister organization” within Furmanite, FTS, through their existing leadership, will continue to provide project planning, professional engineering, downstream non-destructive testing and inspection, construction management, mechanical integrity, field support, quality assurance and plant asset management services to refining and petrochemical operators as well as maintenance and Engineering and Construction contractors serving the downstream and midstream oil and gas markets.

“Today our Furmanite family became larger and more diversified; as did the expanded capabilities we now have to service our growing customer base,” said Charles R. Cox, Chairman and CEO of Furmanite. “We welcome all of our new colleagues and are very excited about the special talents that they bring to Furmanite and all of our combined clients.”

ABOUT FURMANITE CORPORATION

Furmanite Corporation (NYSE: FRM), founded in 1920, is one of the world’s largest specialty industrial services companies, providing world class solutions to customer needs through more than 75 offices on six continents. The Company delivers a wide portfolio of inspection, mechanical and engineering services which help monitor, maintain, renew and construct the global energy, industrial and municipal infrastructures. Furmanite serves a broad range of industry sectors, including refining, offshore, sub-sea, pipeline, power generation, chemical, petrochemical, pulp and paper, water utilities, automotive, mining, marine and steel manufacturing. World Headquarters and Global Support Operations are located in Houston, Texas; Rotterdam, Netherlands; Kendal, United Kingdom and Melbourne, Australia. For more information, visit www.furmanite.com

Certain of the Company’s statements in this press release are not purely historical, and as such are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements regarding management’s intentions, plans, beliefs, expectations or projections of the future. Forward-looking statements involve risks and uncertainties, including without limitation, the various risks inherent in the Company’s business, and other risks and uncertainties detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission. One or more of these factors could affect the Company’s business and financial results in future periods, and could cause actual results to differ materially from plans and projections. There can be no assurance that the forward-looking statements made in this document will prove to be accurate, and issuance of such forward-looking statements should not be regarded as a representation by the Company, or any other person, that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to management, and the Company assumes no obligation to update any forward-looking statements.